Exhibit 99.3
MBS INSIGHT, INC.
Financial Statements
March 31, 2010

MBS INSIGHT, INC.
Condensed Balance Sheets
March 31, 2010 and December 27, 2009

	March 31,	December 27,
Assets	2010	2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$1,399	2,257
Accounts receivable, net	2,102,785	2,359,067
Prepaid expenses	620,528	526,933

Total current assets	2,724,712	2,888,257

Other assets	76,972	105,800

Property, plant, and equipment, net	2,894,309	3,079,426

Goodwill	6,583,324	6,583,324

Total assets	$12,279,317	12,656,807

Liabilities and Stockholder’s Equity	2010	2009

Current liabilities:
Borrowings from parent	$2,367,716	2,391,743
Accounts payable	200,188	532,357
Accrued payroll	296,677	327,827
Accrued expenses	565,574	888,651
Deposits	8,645	9,430
Deferred income taxes	60,048	60,048
Income taxes payable	139,982	—

Total current liabilities	3,638,830	4,210,056

Long-term liability:
Deferred income taxes	940,190	940,190

Stockholder’s equity:
Common stock, $1.00 par value. Authorized 10,000 shares; issued and outstanding 1,000 shares	1,000	1,000
Additional paid-in capital	3,181,180	3,181,180
Retained earnings	4,518,117	4,324,381

Total stockholder’s equity	7,700,297	7,506,561

Total liabilities and stockholder’s equity	$12,279,317	12,656,807

See accompanying notes to condensed financial statements.

MBS INSIGHT, INC.

Condensed Statements of Earnings

Fiscal periods ended March 31, 2010 and March 31, 2009

	Fiscal period ended
	March 31,	March 31,
	2010	2009
	(Unaudited)

Operating revenue	$4,280,850	4,140,812

Operating expenses:
Cost of materials	211,143	300,093
Labor costs	3,021,820	2,626,956
Depreciation	98,425	111,000
Amortization	10,870	—
Other	579,426	589,036

Total operating expenses	3,921,684	3,627,085

Operating income	359,166	513,727

Other expense:
Interest expense to parent	(25,448)	(48,194)

Earnings before income taxes	333,718	465,533

Income tax expense	139,982	193,222

Net earnings	$193,736	272,311

See accompanying notes to condensed financial statements.

MBS INSIGHT, INC.
Condensed Statements of Cash Flows
Fiscal periods ended March 31, 2010 and March 31, 2009

	Fiscal period ended
	March 31,	March 31,
	2010	2009
	(Unaudited
Cash flows from operating activities:
Net earnings	$193,736	272,311
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	109,295	111,000
Changes in assets and liabilities
(Increase) decrease in:
Accounts receivable	256,282	169,267
Prepaid expenses and other	11,055	(4,163)
Increase (decrease) in:
Accounts payable	(332,169)	96,987
Accrued expenses	(354,227)	21,479
Deposits	(785)	(2,721)
Income taxes payable	139,982	193,222

Net cash provided by operating activities	23,169	857,382

Cash flows from investing activities:
Additions to property, plant, and equipment	—	(358,599)

Net cash used in investing activities	—	(358,599)

Cash flows from financing activities:
Net repayment of borrowings from parent	(24,027)	(499,255)

Net cash used in financing activities	(24,027)	(499,255)

Net decrease in cash and cash equivalents	(858)	(472)

Cash and cash equivalents at beginning of year	2,257	4,562

Cash and cash equivalents at end of period	$1,399	4,090

Supplemental disclosure of cash flow information- cash paid during the period for:
Interest	$25,448	48,194
See accompanying notes to condensed financial statements.

MBS Insight Inc.
Notes to Condensed Financial Statements March 31, 2010
(1) Description of Business
Organization and Nature of Business
MBS Insight, Inc. (the Company) is a wholly owned subsidiary of World Marketing, Inc. (Parent), which is a wholly owned subsidiary of the Omaha World-Herald Company (OWHC). The Company provides a variety of services, including database management and direct marketing activities. The Company’s primary operations are located in Central Islip, New York.
(2) Basis of Presentation
Accounting Period
The Company has adopted a 52 – 53 week fiscal year ending the last Sunday in December. The results of operations for the fiscal period ending March 31, 2010 reflect the period December 28, 2009 to March 31, 2010. The results of operations for the fiscal period ending March 31, 2009 reflect the period from December 29, 2008 to March 31, 2009.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.
(3) Goodwill
Goodwill at March 31, 2010 is $6,583,324. The carrying value of goodwill is reviewed for impairment at least annually. The Company must make various estimates and assumptions in determining fair value. Changes in these estimates or related assumptions could result in the recording of an impairment charge.
(4) Borrowings from Parent
The Company has an intercompany revolving note held by the Parent. Any outstanding borrowings are recorded on the balance sheet of the Company. The note has a maximum principal amount of $6,000,000 and is due April, 2011. At March 31, 2010, the Company had $2,367,716 borrowed against the note. The note has a variable interest rate, and at March 31, 2010, the rate was 4.25%.
(5) Major Customers
Through the period ending March 31, 2010, two customers accounted for approximately $1,346,000 or 31% of revenue. These customers accounted for approximately $748,000 or 34% of outstanding receivables at March 31, 2010. Through the period ending March 31, 2009, the same two customers accounted for approximately $1,245,000 or 30% of revenue.
(6) Related Party Transactions
The Company was involved in transactions with related parties for the periods ended March 31, 2010 and March 31, 2009 as follows:

	2010	2009
Management fee expense	$5,979	6,252
Interest expense	25,448	48,194
The Company has borrowings from Parent for $2,367,716. See note 4 for additional information.
(7) Subsequent Events
On April 30, 2010, e-Dialog, a wholly owned subsidiary of GSI Commerce, Inc., acquired 100% of the issued and outstanding stock of the Company for approximately $22.5 million.

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